Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of adjust GmbH, Berlin:

We have audited the accompanying consolidated financial statements of adjust GmbH and its subsidiaries (the “Company”), which comprise the consolidated statements of financial position as of December 31, 2020 and 2019, and the related consolidated statements of profit or loss and other comprehensive income, the consolidated statements of changes in equity and the statements of consolidated cash flows, for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of adjust GmbH and its subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Deloitte GmbH

Deloitte GmbH

Wirtschaftsprüfungsgesellschaft

Berlin, Germany

February 15, 2021

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

Contents
CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME		3

CONSOLIDATED STATEMENT OF FINANCIAL POSITION		4

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY		5

CONSOLIDATED STATEMENT OF CASH FLOWS		6

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS		7

1.	Company information	7

2.	Basis of preparation	7

3.	Summary of significant accounting policies	8

4.	Significant accounting judgments, estimates and assumptions	19

5.	Business combinations	21

6.	Revenue from contracts with customers / Contract liabilities	23

7.	Other operating income	23

8.	Financial income / cost	23

9.	Additional information on the nature of expenses	24

10.	Property, plant and equipment	26

11.	Intangible assets / Goodwill and intangible assets with indefinite useful lives	27

12.	Income taxes	28

13.	Trade receivables	30

14.	Cash and short-term deposits	31

15.	Other current assets and other non-current assets	31

16.	Financial instruments and risk management	32

17.	Issued capital and reserves	34

18.	Capital management	35

19.	Provisions	36

20.	Interest-bearing loans and borrowings	36

21.	Trade payables	37

22.	Other current liabilities	37

23.	Leases	37

24.	Share based payments	39

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

25.	Related party transactions	43

26.	Cash flow	43

27.	Commitments and contingencies	44

28.	Standards issued but not yet effective	44

29.	Events after the reporting period	45

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER

COMPREHENSIVE INCOME

(in EUR, thousands)	Note	Year 2020	Year 2019
Revenue	6	85,299	71,130
Cost of sales	9	(28,361)	(21,681)

Gross profit		56,938	49,449

Selling and distribution expenses	9	(53,047)	(37,197)
Research and development costs	9	(42,127)	(26,166)
Administrative expenses	9	(32,237)	(19,372)
Other operating income	7	29	120
Other operating expense	9	(5,158)	(2,780)

Operating loss		(75,602)	(35,946)

Finance costs	8	(8,141)	(6,344)
Finance income	8	3,685	237

Loss before tax from continuing operations		(80,058)	(42,053)

Income tax (expenses)/income	12	(440)	546

Loss for the year from continuing operations		(80,497)	(41,507)

Other comprehensive Income for the year
Exchange differences on translation of foreign operations		(832)	1,200
Other comprehensive (loss)/income that may be reclassified to profit or loss in subsequent periods		(832)	1,200
		—	—

Total comprehensive loss for the year		(81,329)	(40,307)

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(in EUR, thousands)	Note	31 December 2020	31 December 2019
Assets
Non-current assets:
Property, plant and equipment	10	1,798	1,686
Right-of-use asset	23	37,664	44,686
Intangible assets	11	27,207	31,083
Other non-current assets	15	1,362	1,629
Deferred tax assets	12	539	812

Total non-current assets		68,569	79,896

Current assets:
Trade receivables	13	11,678	9,980
Income tax assets	12	—	1,113
Other current assets	15	5,083	5,848
Cash and short-term deposits	14	12,372	14,385

Total current assets		29,133	31,327

Total assets		97,702	111,223

Equity and liabilities Equity:
Issued capital	17	95	95
Other capital reserves	17	52,546	43,439
Accumulated losses	17	(123,896)	(43,399)
Other components of equity	17	339	1,171

Total equity		(70,917)	1,305

Liabilities
Non-current liabilities:
Interest-bearing loans and borrowings	20	32,597	25,096
Non-current lease liabilities	23	21,198	31,894
Deferred tax liabilities	12	6	216

Total non-current liabilities		53,801	57,205

Current liabilities:
Trade payables	21	1,070	1,509
Interest bearing-loans and borrowings	20	721	—
Income tax payable	12	137	25
Current lease liabilities	23	18,430	15,018
Liabilities from share-based payment programs	24	79,275	27,433
Provisions	19	6,221	3,829
Other current liabilities	22	8,964	4,898

Total current liabilities		114,818	52,713

Total liabilities		168,619	109,918

Total liabilities & equity		97,702	111,223

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(in EUR, thousands)	Issued capital	Treasury shares	Other capital reserves	Accumulated losses	Other components of equity	Total
As at 1 January 2020	95	(0)	43,439	(43,399)	1,171	1,305
Loss for the period	—	—	—	(80,497)	—	(80,497)
Other comprehensive loss	—	—	—	—	(832)	(832)

Total comprehensive loss	—	—	—	(80,497)	(832)	(81,329)

Share-based-incentive	—	—	9,107	—	—	9,107

As at 31 December 2020	95	(0)	52,546	(123,896)	339	(70,917)

(in EUR, thousands)	Issued capital	Treasury shares	Other capital reserves	Accumulated losses	Other components of equity	Total
As at 1 January 2019	77	(0)	18,644	(1,892)	(29)	16,799
Loss for the period	—	—	—	(41,507)	—	(41,507)
Other comprehensive income	—	—	—	—	1,200	1,200

Total comprehensive loss	—	—	—	(41,507)	1,200	(40,307)

Capital increase	18	—	38,665	—	—	38,683
Distribution	—	—	(17,514)	—	—	(17,514)
Transaction cost	—	—	(949)	—	—	(949)
Share-based-incentive	—	—	4,593	—	—	4,593

As at 31 December 2019	95	(0)	43,439	(43,399)	1,171	1,305

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

CONSOLIDATED STATEMENT OF CASH FLOWS

(in EUR, thousands)	Year 2020	Year 2019
Cash flows from operating activities:
Loss for the year from continuing operations	(80,497)	(41,507)
Amortization and depreciation (+)	20,991	13,549
Finance costs, net expenses (+) / income (-)	4,456	6,106
Income tax expense / (income)	440	(546)
Other non-cash expenses (+) / income (-)
Equity-settled share-based payment	9,107	4,593
Other	(1,210)	(528)
Increase (+) / decrease (-) in trade receivables and other assets	(666)	(3,018)
Increase (+) / decrease (-) in trade payables and other liabilities	4,941	(479)
Increase (+)/decrease (-) in provisions and liabilities from share-based payment programs	54,234	24,898
Interest paid	(1,330)	(2,421)
Income tax received	1,117	40
Income tax paid	(202)	(247)

Net cash flows from operating activities	11,380	441

Cash flows from investing activities
Cash paid for investments in property, plant and equipment	(1,159)	(951)
Cash paid for investments in intangible assets	(99)	(4,768)
Investments in business combinations (net of cash received)	(1,315)	(16,892)

Net cash flows used in investing activities	(2,573)	(22,611)

Cash flows from financing activities
Cash received from borrowings	34,077	23,644
Repayment of borrowings	(25,557)	—
Repayment of lease liabilities	(18,696)	(12,207)
Cash paid for distribution	—	(17,514)
Transaction costs	—	(949)
Cash received from capital injections	—	38,683

Net cash flows from financing activities	(10,176)	31,657

Net increase (decrease) in cash and short-term deposits	(1,369)	9,487
Cash and short-term deposits at the beginning of the period	14,385	5,029
Effect of foreign exchange rate changes	(645)	(130)

Cash and short-term deposits at the end of the period	12,372	14,385

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Company information

adjust GmbH (hereafter ‘Adjust’, ‘the Company’ or ‘the Parent’) is a limited liability company incorporated and domiciled in Germany. The address of its registered office is Saarbrücker Street 37A, 10405 Berlin, Germany. Adjust was founded in 2012 and is registered with the commercial register (Handelsregister) of the district court (Amtsgericht) of Berlin-Charlottenburg under HRB 140616 B.

Adjust is a global app marketing analytics platform committed to ensuring the highest privacy and performance standards. Adjust’s solutions include attribution and measurement, fraud prevention, cybersecurity, as well as automation tools. The company’s mission is to make mobile marketing simpler, smarter and more secure for the more than 50,000 apps working with Adjust.

2. Basis of preparation

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The consolidated financial statements have been prepared on a historical cost basis, except for contingent consideration in context with business combinations and share based payments in accordance with IFRS 2 that have been measured at fair value. The consolidated financial statements are presented in euros (EUR) and all values are rounded to the nearest thousands, except when otherwise indicated. The consolidated financial statements provide comparative information in respect of the previous period.

The financial statements were authorized for issuance by the board of directors as of 15 February 2021.

Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries (hereafter ‘Adjust Group‘ or ‘Group‘) as of 31 December 2020. Subsidiaries are fully consolidated from the date of acquisition, being the date, on which Adjust obtains control, and continue to be consolidated until the date on which the parent ceases to control the subsidiary. Adjust controls an investee if, and only if, Adjust has

•	power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee),

•	exposure, or rights, to variable returns from its involvement with the investee, and

•	the ability to use its power over the investee to affect its returns.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

All direct and indirect subsidiaries of Adjust are wholly owned and consolidated. The consolidated financial statements as of 31 December 2020 include the following entities:

Entity	Registered office	Equity interest
Adjust Inc	USA	100%
Acquired IO Inc	USA	100%	Acquired in fiscal year 2018
Adjust K.K.	Japan	100%
Adeven Software Ltd.	Great Britain	100%
Adjust Beijing Co. Ltd.	China	100%
Unbotify Ltd.	Israel	100%	Acquired in fiscal year 2019
Adjust Korea Ltd.	South Korea	100%
Adjust France SaRL	France	100%
Adjust International Holding GmbH	Germany	100%
Adeven Israel Ltd	Israel	100%	Founded in fiscal year 2020
Adjust Singapore PTE. LTD.	Singapore	100%
Adjust Brazil Ltda	Brazil	100%	Founded in fiscal year 2020

The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. All intragroup balances, income and expenses, and unrealized gains and losses resulting from intragroup transactions are eliminated.

3. Summary of significant accounting policies

Business combinations and goodwill

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at the acquisition date fair value. Any contingent consideration to be transferred is recognized at fair value at the acquisition date. Acquisition-related transaction costs are expensed as incurred and included in other operating expenses. When Adjust acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date.

Goodwill is initially measured at cost being the excess of the aggregate of the consideration transferred over the net identifiable assets acquired and liabilities assumed. After initial recognition, goodwill is measured at cost less any accumulated impairment losses.

Intangible assets

Intangible assets not acquired as part of a business combination are initially recognized at cost. The cost of intangible assets acquired in a business combination is their fair value as at the date of acquisition. In subsequent periods, the intangible assets are measured at cost less accumulated amortization and any accumulated impairment losses.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at each fiscal year-end. Intangible assets with finite lives are amortized on a straight-line basis over the following estimate useful lives:

Asset class	Years
Intellectual property / Technology	2 to 5
Customer relationships	3

The amortization expense on intangible assets with finite lives are recognized in profit and loss. Intangible assets with indefinite useful lives are tested for impairment at least once a year.

Gains or losses arising from the derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount and are recognized in profit or loss in the period in which the asset is derecognized.

Research and development (‘R&D’)

All acquired technical / software solutions (intangible assets) are capitalized and amortized through its useful lives. We refer to ‘intangible assets’. For subsequent accounting we refer to ‘Impairment of property, plant and equipment and intangible assets’.

For recognition as an asset, internally generated intangible assets (‘non-derivative’) are tested against the general requirements for recognition and initial measurement and for the criteria which confirm that the related activity is at a sufficiently advanced stage of development, is both technically and commercially viable and includes only directly attributable costs.

Only expenditures arising from the development phase can be considered for capitalization, with all expenditures on research being recognized as an expense when it is incurred. If an exact distinction between research phase and development phase is not possible, all expenditures are treated as research.

If the R&D efforts are for improvement, for maintaining and enhancing running technical solutions we do not capitalize the costs. Also, we do not capitalize the R&D costs, if there exists no detailed development project information demonstrating that the costing systems can measure the cost of generating the intangible asset internally. Such costs shall be expensed in the period incurred.

Adjust has expensed all R&D related costs for the past and during the fiscal years ended 31 December 2020 and 2019.

Property, plant and equipment

Property, plant and equipment are recognized at acquisition or production cost less accumulated depreciation and accumulated impairment losses. Acquisition costs comprise the acquisition price, incidental acquisition costs and subsequent acquisition costs less reductions in acquisition price. Because no qualified assets were identified within the meaning of IAS 23, the acquisition costs do not contain any borrowing costs. Subsequent expenditures are capitalized only if it is likely that future economic benefits associated with the expenditures will flow to Adjust. Ongoing repairs and maintenance are expensed as incurred.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

Property, plant and equipment are depreciated on a straight-line basis over the following estimated useful lives:

Asset class	Years
IT equipment	3
Office equipment	5

The depreciation expense on property, plant and equipment are recognized in profit and loss. Residual carrying amounts, the assumptions with regard to the remaining useful lives of the assets and the appropriateness of the depreciation method applied are all reviewed annually and adjusted if appropriate. Profit and loss from the disposal of property, plant or equipment is calculated as the difference between the net sales proceeds and the carrying amount of the item.

Impairment of property, plant and equipment and intangible assets

For property, plant and equipment and intangible assets with determinable useful lives, the Company reviews on each reporting date the carrying amounts of the asset to determine whether there is an indication of impairment according to IAS 36. If any such an indication exists, the asset’s recoverable amount is estimated.

If the recoverable amount of the assets is below the carrying amount, the assets are written down to their recoverable amount. The recoverable amount corresponds to the higher of fair market value less costs of disposal and value in use for a particular asset.

This determination is made for each asset individually. If an asset does not generate any substantially independent inflows of cash, the recoverable amount per cash-generating unit / group of cash-generating unit (CGU’s) is calculated.

If the reasons for an impairment identified in prior years for assets with a finite useful lives should cease to exist, a write-up is performed accordingly, in an amount up to the amortized acquisition or production cost involved.

Impairment of Goodwill and other intangible assets with indefinite useful live

Goodwill and other intangible assets with indefinite useful lives are tested for impairment at least once a year at the level of the group of cash-generating units.

The Company makes an estimate of the asset’s recoverable amount. The recoverable amount of an asset or a cash-generating unit / group of cash generating units is the higher of its fair value less costs of disposal and its value in use, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs to sell, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. The Company bases its impairment calculation on detailed budgets and forecast calculations which are prepared separately for the group of cash-generating units to which the individual assets are allocated.

For the Impairment test of goodwill budgets and forecast calculations generally cover a period of three years. For longer periods, a long-term growth rate is calculated and applied to project future cash flows after the third year.

With the exception of goodwill, assets are assessed at each balance sheet date as to whether there are indications that an impairment loss previously recognized no longer exists or has decreased. If such indication exists, the Company estimates the recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. If that is the case, the carrying amount of the asset is increased to its recoverable amount. However, that amount cannot exceed the carrying amount that would have been determined, net of amortization, had no impairment loss been recognized for the asset in prior years. Any reversal is included in the profit or loss for the period.

Impairment losses relating to goodwill cannot be reversed in future periods.

Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Financial assets are classified, at initial recognition, as subsequently measured at amortized cost, fair value through other comprehensive income (OCI), and fair value through profit or loss. The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Adjust’s business model for managing them. In the consolidated financial statements as of 31 December 2020 including the comparative period, all financial assets have been classified and measured at amortized cost. The Company initially measures these financial assets at its fair value plus transaction costs. Trade receivables that do not contain a significant financing component or for which Adjust has applied the practical expedient are measured at the transaction price. Financial assets at amortized cost are subsequently measured using the effective interest method and are subject to impairment. Gains and losses are recognized in profit or loss when the asset is derecognized, modified or impaired. A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Company’s consolidated statement of financial position) when:

•	The rights to receive cash flows from the asset have expired or

•

The Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass–through’ arrangement; and either (a) the company has transferred substantially all the risks and rewards of the asset, or (b) the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

The Company recognizes an allowance for expected credit losses (ECLs) for trade receivables based on lifetime ECLs at each reporting date. The Company has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment. The Company considers a financial asset in default when contractual payments are 180 days past due. However, in certain cases, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings or payables, as appropriate. All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs. For purposes of subsequent measurement, financial liabilities are classified in two categories:

•	Financial liabilities at fair value through profit or loss

•	Financial liabilities at amortized cost (loans and borrowings)

The Company has not designated any financial liability as at fair value through profit or loss.

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the effective interest rate method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as through the effective interest rate amortization process. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest rate. The effective interest rate amortization is included as finance costs in profit or loss.

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the statement of profit or loss.

Financial assets and financial liabilities are offset and the net amount is reported in the consolidated statement of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, to realize the assets and settle the liabilities simultaneously.

Cash and short-term deposits

Cash and short-term deposits in the balance sheet comprise cash on hand and bank balances with an original maturity of less than three months. Cash and short-term deposits in the consolidated statement of cash flows are classified using the above definition.

Revenue

Adjust provides software as a service that aids in the analysis and optimization of mobile advertising campaigns and user activities in mobile apps. The revenue for all services is recognized over time using an output- based approach (on a straight-line basis over the contract term) to measure progress towards complete satisfaction of the performance obligation as customers benefits continuously during the contract period from Adjust’s services. Revenue is recognized less returns, price deductions and volume discounts. Any costs of obtaining a contract shall be capitalized if they are either explicitly chargeable to the customer and directly related and attributable to the contract obtained or it is expected to recover those costs and if the amortization period is more than one year. For FY 2019 and FY 2020, Adjust has not capitalized any costs of obtaining a contract.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

Short-term employee benefits

Obligations under short-term employee benefits are recognized as expenses as soon as the employees perform the work involved. A liability must be recognized for the amount expected to be paid if the Adjust Group currently has a legal or de facto obligation to pay this amount as a result of services rendered by the employee, and if the obligation can reliably be estimated.

Taxes

Tax expenses comprise actual taxes and are recognized in profit and loss.

Tax receivables and payables from income taxes are determined on the basis of tax amounts paid or owed and are not discounted. These amounts are based on the tax rates and provisions of law in effect or approved as of the balance sheet date.

Current income tax

Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Company operates and generates taxable income.

Current income tax relating to items recognized directly in equity is recognized in equity and not in the statement of profit or loss. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred tax

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Deferred tax liabilities are recognized for all taxable temporary differences, except:

•

When the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss

•

In respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint arrangements, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except:

•

When the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss

•

In respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint arrangements, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items recognized outside profit or loss is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in OCI or directly in equity.

Tax benefits acquired as part of a business combination, but not satisfying the criteria for separate recognition at that date, are recognized subsequently if new information about facts and circumstances change. The adjustment is either treated as a reduction in goodwill (as long as it does not exceed goodwill) if it was incurred during the measurement period or recognized in profit or loss.

The Company offsets deferred tax assets and deferred tax liabilities if and only if it has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered.

Sales tax

Expenses and assets are recognized net of the amount of sales tax, except:

•

When the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case, the sales tax is recognized as part of the cost of acquisition of the asset or as part of the expense item, as applicable

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

•

When receivables and payables are stated with the amount of sales tax included the net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position.

Share-based payments

Employees (including senior executives) of the company receive remuneration in the form of share-based payments, whereby employees render services as consideration for equity instruments called New Management Shares (NMS) as well as for a Virtual Share Option Program (VSOP), which is settled in cash (cash-settled transactions).

The cost of equity-settled transactions is determined by the fair value at the date when the grant is made using an appropriate valuation model, further details of which are given in Note 24. That cost is recognised in employee benefits expense (Note 9), together with a corresponding increase in equity (other capital reserves), over the period in which the service conditions are fulfilled (the vesting period). The cumulative expense recognised for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the company’s best estimate of the number of equity instruments that will ultimately vest. The expense or credit in the statement of profit or loss for a period represents the movement in cumulative expense recognised as at the beginning and end of that period. Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the company’s best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and/or performance conditions. No expense is recognised for awards that do not ultimately vest because non-market performance and/or service conditions have not been met. Where awards include a market or non-vesting condition, the transactions are treated as vested irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied. When the terms of an equity-settled award are modified, the minimum expense recognised is the grant date fair value of the unmodified award, provided the original vesting terms of the award are met. An additional expense, measured as at the date of modification, is recognised for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee. Where an award is cancelled by the entity or by the counterparty, any remaining element of the fair value of the award is expensed immediately through profit or loss.

A liability is recognised for the fair value of cash-settled transactions. The fair value is measured initially and at each reporting date up to and including the settlement date, with changes in fair value recognised in employee benefits expense (Note 9). The fair value is expensed over the period until the vesting date with recognition of a corresponding liability. The fair value is determined using a Monte-Carlo simulation, further details of which are given in Note 24. The approach used to account for vesting conditions when measuring equity-settled transactions also applies to cash-settled transactions.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. When the Company expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset, but only when the reimbursement is virtually certain. The expense relating to a provision is presented in the income statement net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current interest rate that reflects the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

Foreign currencies

Adjust Group’s consolidated financial statements are presented in euros, which is also the parent company’s functional currency. For each entity, the Group determines the functional currency and items included in the financial statements of each entity are measured using that functional currency. The Group uses the direct method of consolidation and on disposal of a foreign operation, the gain or loss that is reclassified to profit or loss reflects the amount that arises from using this method.

Transactions and balances:

Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date. Differences arising on settlement or translation of monetary items are recognized in profit or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions.

Group companies:

On consolidation, the assets and liabilities of foreign operations are translated into euros at the rate of exchange prevailing at the reporting date and their statements of profit or loss are translated at annual average exchange rates. The exchange differences arising on translation for consolidation are recognized in other comprehensive income (OCI). On disposal of a foreign operation, the component of OCI relating to that particular foreign operation is reclassified to profit or loss. Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition are treated as assets and liabilities of the foreign operation and translated at the spot rate of exchange at the reporting date.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

For the financial statements of the foreign subsidiaries, translation was performed based on the following rates of exchange:

Currency	ISO Code	Spot 31/12/2020	Spot 31/12/2019	Average FY 2020	Average FY 2019
U.S. dollar	USD	1.2271	1.1234	1.1421	1.1195
Pound sterling	GBP	0.8990	0.8508	0.8896	0.8778
Japanese yen	JPY	126.49	121.94	121.85	122.01
Chinese yuan	CNY	8.0225	7.8205	7.8745	7.7355
Israeli new shekel	ILS	3.9447	3.8845	3.9257	3.9901
South Korean won	KRW	1336	1296.28	1345.39	1305.32
Brazilian real	BRL	6.3735	—	5.8943	—

Leases

Adjust assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

Adjust as a lessee applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The Company recognizes lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets.

The Company has lease contracts for various items of buildings (offices), IT (server lease) and other equipment (e.g. vehicles). The Leases generally have a non-cancelable lease term of 3 to 5 years.

Right-of-use assets:

Adjust recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of- use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right- of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets.

If ownership of the leased asset transfers to Adjust at the end of the lease term or the cost reflects the exercise of a purchase option, depreciation is calculated using the estimated useful life of the asset. The right-of-use assets are also subject to impairment. Refer to the accounting policies for impairment of non-financial assets.

Lease liabilities:

At the commencement date of the lease, Adjust recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments), variable lease payments that depend on an index or a rate and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Company and payments of penalties for terminating the lease, if the lease term reflects the Company exercising the option to terminate. Variable lease payments that do not depend on an index or a rate are recognized as expenses (unless they are incurred to produce inventories) in the period in which the event or condition that triggers the payment occurs.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

In calculating the present value of lease payments, the Company uses its incremental borrowing rate at the lease commencement date in case if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the lease payments (e.g., changes to future payments resulting from a change in an index or rate used to determine such lease payments) or a change in the assessment of an option to purchase the underlying asset.

Short-term leases and leases of low-value assets:

Adjust applies the short-term lease recognition exemption to all asset classes (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of office equipment and other equipment that are considered to be low value. Lease payments on short- term leases and leases of low-value assets are recognized as expense on a straight-line basis over the lease term.

Non-lease components:

Contracts often combine different kinds of obligations of the supplier, which might be a combination of lease components or a combination of lease and non-lease components. For a contract that contains a lease component and additional lease and non-lease components, such as the lease of an asset and the provision of a maintenance service, the Company has decided that the components will be separated, except for Lease contracts from asset class ‘Other Equipment’ (e.g. vehicles).

Current versus non-current classification

Adjust presents assets and liabilities in the statement of financial position based on current/non-current classification. An asset is current when it is:

•	Expected to be realized or intended to be sold or consumed in the normal operating cycle

•	Held primarily for the purpose of trading

•	Expected to be realized within twelve months after the reporting period or

•	Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period

All other assets are classified as non-current.

A liability is current when:

•	It is expected to be settled in the normal operating cycle

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

•	It is held primarily for the purpose of trading

•	It is due to be settled within twelve months after the reporting period or

•	There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period

The terms of the liability that could, at the option of the counterparty, result in its settlement by the issue of equity instruments do not affect its classification.

The Company classifies all other liabilities as non-current.

Deferred tax assets and liabilities are classified as non-current assets and liabilities.

Fair value measurement

The Company measures contingent consideration in context with business combinations and share based payments in accordance with IFRS 2 at fair value at each balance sheet date. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•	In the principal market for the asset or liability or

•	In the absence of a principal market, in the most advantageous market for the asset or liability

The principal or the most advantageous market must be accessible by the Group. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•	Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•	Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•	Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

4. Significant accounting judgments, estimates and assumptions

The application of accounting and measurement methods in preparing the Consolidated Financial Statements requires management to make certain accounting judgments, estimates and assumptions. These have an effect on the disclosed amounts of earnings, expenditure, assets and liabilities, as well as contingent liabilities, as of the reporting date. Actual amounts may differ from these estimates and assumptions, which may lead in future to significant adjustments to the carrying amounts of the assets and liabilities concerned.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

Judgments

In the process of applying the entity’s accounting policies, management has made the following judgments that have the most significant effect on the amounts recognized in the financial statements:

Leases – group as lessee

Adjust has entered into certain lease contracts for commercial property and furniture, fixtures, IT equipment (especially hardware) and other equipment. Therefore, all relevant options to renew / extend or terminate the leases are assessed initially to determine the lease term as the non-cancellable period of the leases. Therefore, Adjust considers all relevant facts and circumstances that create an economic incentive to exercise the option to extend or to terminate a lease. The IT equipment leases include termination options. If not terminated, the IT equipment leases automatically prolong for another minimum lease period. At inception these termination options are generally considered to be exercised and are reevaluated at least 3 months before expiry.

Estimates and assumptions

Estimates generally relate to the determination of useful lives, the assessment of the impairment of intangible assets with indefinite useful lives and goodwill and the measurement of provisions. Due to the use of these estimates and assumptions, the actual figures may differ in some cases. In such cases, adjustments are recognized in profit or loss at the time new information becomes available. Further estimates exist in context with measurement of the fair value for share-based payment programs and for subsequent accounting in accordance with IFRS 2. The key assumptions concerning the future and other major sources of uncertainty in estimations on the reporting date that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities within the next fiscal year are discussed below. Although the estimates and assumptions have been carefully assessed, on a case-by-case basis discrepancies to the actual figures might occur. The estimates and assumptions used for the consolidated financial statements are reviewed on a regular basis. Changes are reflected once updated information is available.

Impairment of non-financial assets

On each balance sheet date the Group assesses whether there is an indication that a non-financial asset may be impaired. Goodwill and other intangible assets with indefinite useful lives are tested for impairment at least once a year and whenever there is an indication of impairment. Other non-financial assets are tested for impairment if there is an indication that the carrying amount exceeds the recoverable amount.

Estimating value in use and fair value less costs of disposal requires management to make an estimate of the future cash flows expected to be derived from the asset or cash-generating units / group of cash-generating unit and apply an appropriate discount rate to determine the present value of those cash flows.

Share-based payment programs

For the valuation of the share-based payment programs a Monte Carlo simulation, as a valuation model permitted by the IFRS 2 requirements, was applied.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

Estimating fair value for share-based payment transactions requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model including the expected life of the share option or appreciation right, volatility and dividend yield and making assumptions about them. The Group initially measures the cost of cash-settled transactions with employees using a binomial model to determine the fair value of the liability incurred. For cash-settled share-based payment transactions, the liability needs to be remeasured at the end of each reporting period up to the date of settlement, with any changes in fair value recognized in profit or loss. This requires a reassessment of the estimates used at the end of each reporting period. For the measurement of the fair value of equity-settled transactions with employees at the grant date, the Group uses a Monte-Carlo simulation model for the New Management Shares Program. The assumptions and models used for estimating fair value for share-based payment transactions are disclosed in Note 33.

Especially a waterfall model (determined in the agreements) was simulated and the payments were discounted to determine the fair market value. This type of valuation and the used parameters are usually affected by estimates and assumptions.

5. Business combinations

Acquisition of Unbotify Ltd.

On 28 January 2019 (date of acquisition), Adjust has acquired 100 % of Unbotify Ltd. Based in Tel Aviv, Israel, Unbotify Ltd. operates as a cyber security company. Unbotify offers the first (patent-pending) machine learning solution that separates real users from bots. With this acquisition Adjust enlarges and supplements the attribution solution.

Adjust paid cash plus a contingent consideration for the shares of Unbotify Ltd. The net cash outflow from the acquisition was as follows:

Cash flow from investing activities	in EUR, thousands
Cash purchase price	16,916
Less assumed cash	24
Net cash outflow	16,892

In the course of the business combination, total transaction costs of EUR 350 thousand were expensed.

The assets and liabilities of Unbotify Ltd. were recognized on the basis of a purchase price allocation. Goodwill of EUR 14,341 thousand resulted from this purchase price allocation. The fair value of other intangible assets amounts to EUR 4,189 thousand. These mainly include intellectual property. The following table presents an overview of the recognized assets and liabilities:

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

Assets	in EUR, thousands
Property, plant and equipment	25
Intangibles (other than goodwill)	4,189
Cash and cash equivalents	24
Deferred tax assets	963
Other assets	66

Total assets	5,267

Liabilities
Trade payables	88
Deferred tax liabilities	963
Other liabilities	326

Total liabilities	1,377
Total identifiable net assets at fair value	3,890

Cash consideration	16,916
Contingent consideration	1,315

Total consideration transferred	18,231

Goodwill arising on acquisition	14,341

The contingent consideration was due to an earnout mechanism based on determined milestones. The range of contingent payments was between zero and USD 5 million. The fair value estimated as of the acquisition date corresponds with the settlement in 2020. As of 31 December 2020, no further contingencies exist.

Non-tax-deductible goodwill is allocated above all to non-separable assets, such as expected synergy effects, strategic benefits, and employee know-how.

As a result of the initial consolidation of Unbotify Ltd., sales revenue increased by EUR 373 thousand and earnings after taxes decreased by EUR 2,390 thousand in the fiscal year 2019. If Unbotify Ltd. had already been included in the consolidated financial statements of Adjust as of 1 January 2019, Unbotify’s contribution to Adjust’s sales revenue and earnings after taxes would not have been significantly different.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

6. Revenue from contracts with customers / Contract liabilities

Adjust only recognizes revenue from contracts with customers. The Group derives revenue from the transfer of services in the following major geographical regions:

(in EUR, thousands)	2020	2019
Europe, Middle East and Africa	37,531	32,009
Americas	17,913	14,226
Asia	29,855	24,895

Total	85,299	71,130

The group provides software that aids in the analysis and optimization of mobile advertising campaigns and user activities in mobile apps. The payment is due either on a monthly, quarterly or yearly basis. The variable consideration is calculated using the expected value method. The revenue for all services is recognized over time using an output-based approach (on a straight-line basis over the contract term) to measure progress towards complete satisfaction of the (combined) performance obligation. The contract liabilities primarily relate to the advance consideration due/ received from a customer for sales. The contract liabilities are expected to be recognized over the contract term.

Adjust has the following contract liabilities from contracts with customers:

(in EUR, thousands)	2020	2019
Contract liabilities	5,140	1,114
Contract liabilities at the beginning of the period recognized as revenue	1,114	1,296

The group uses the practical expedients not to disclose the amount of the remaining performance obligations because the contract terms are less than 12 months.

7. Other operating income

Other operating income mainly includes reversals of allowances on trade receivables.

8. Financial income / cost

Financial income

(in EUR, thousands)	2020	2019
Currency translation gains	3,318	113
Interest income	367	124

Total	3,685	237

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

Financial cost

(in EUR, thousands)	2020	2019
Interest expense on interest-bearing loans and borrowings	(3,734)	(3,430)
Interest expense on lease liabilities	(2,149)	(1,851)
Currency translation losses	(2,250)	(1,011)
Other financial cost	(8)	(52)

Total	(8,141)	(6,344)

9. Additional information on the nature of expenses

2020 (in EUR, thousands)	Cost of Sales	Selling and distribution expenses	Research and development costs	Administra tive expenses	Other operating expense	Sum
Amortization and depreciation	(16,319)	(1,521)	(2,701)	(449)	—	(20,991)
Personnel expenses	(8,394)	(21,367)	(15,180)	(5,926)	—	(50,867)
Share based payments	(1,742)	(20,039)	(19,690)	(20,877)	—	(62,347)
Service purchased	—	(6,262)	(2,820)	(1,947)	(3,253)	(14,282)
Travel & entertainment expenses	(96)	(1,863)	(174)	(206)	—	(2,339)
Rent (incidental rent) & leasing expenses	(790)	(505)	(408)	(182)	—	(1,885)
License expenses	(613)	(1,374)	(1,109)	(406)	—	(3,502)
Allowances	—	—	—	—	(1,364)	(1,364)
Other expenses	(406)	(117)	(44)	(2,244)	(540)	(3,352)

Total	(28,361)	(53,047)	(42,127)	(32,237)	(5,158)	(160,930)

In year 2020 the amount recognized as an expense for defined contribution plans (included in personnel expenses) was EUR 3,966 thousand.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

2019 (in EUR, thousands)	Cost of Sales	Selling and distribution expenses	Research and development costs	Administrative expenses	Other operating expense	Total
Amortization and depreciation	(10,249)	(1,056)	(1,943)	(301)	—	(13,549)
Personnel expenses	(7,379)	(14,778)	(11,169)	(4,519)	—	(37,845)
Share based payments	(933)	(10,980)	(11,225)	(11,163)	—	(34,301)
Service purchased	—	(4,777)	(426)	(1,126)	(1,553)	(7,882)
Travel & entertainment expenses	(436)	(4,707)	(660)	(227)	—	(6,029)
Rent (incidental rent) & leasing expenses	(2,015)	(315)	(261)	(93)	—	(2,685)
License expenses	(302)	(552)	(458)	(158)	—	(1,470)
Allowances	—	—	—	—	(901)	(901)
Other expenses	(367)	(30)	(25)	(1,786)	(326)	(2,534)

Total	(21,681)	(37,197)	(26,166)	(19,372)	(2,780)	(107,197)

In year 2019 the amount recognized as an expense for defined contribution plans (included in personnel expenses) was EUR 2,652 thousand.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

10. Property, plant and equipment

(in EUR, thousands)	IT equipment	Office equipment	Other	Total
Cost
At 1 January 2019	733	1,485	223	2,441
Additions	372	374	205	951
Acquisition of a subsidiary	18	5	2	25
Disposals	(110)	(2)	(22)	(134)
Exchange differences	3	7	1	11

At 31 December 2019	1,017	1,868	409	3,294

Additions	372	96	691	1,159
Acquisition of a subsidiary	—	—	—	—
Disposals	(12)	—	(59)	(71)
Exchange differences	(5)	(34)	(24)	(64)

At 31 December 2020	1,371	1,930	1,017	4,318

Depreciation
At 1 January 2019	398	432	173	1,002

Depreciation charge for the year	237	367	132	735
Disposals	(110)	—	(22)	(133)
Exchange differences	1	3	—	4

At 31 December 2019	525	800	283	1,609

Depreciation charge for the year	323	282	376	981
Disposals	(12)	—	(10)	(22)
Exchange differences	(4)	(31)	(11)	(46)

At 31 December 2020	832	1,051	637	2,520

Net book value

At 31 December 2020	540	878	380	1.798

At 31 December 2019	492	1,067	127	1,686

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

11. Intangible assets / Goodwill and intangible assets with indefinite useful lives

(in EUR, thousands)	Goodwill	Customer relationships	Intellectual property / Technology	Other intangible assets	Total
Cost
At 1 January 2019	5,808	—	2,076	20	7,905
Additions	—	4,768	—	—	4,768
Acquisition of a subsidiary	14,341	—	4,189	—	18,529
Exchange differences	1,199	3	357	—	1,559

At 31 December 2019	21,348	4,771	6,622	20	32,762

Additions	—	—	95	4	99
Acquisition of a subsidiary	—	—	—	—	—
Disposals	—	—	—	—	—
Exchange differences	(736)	(172)	(247)	1	(1,155)

At 31 December 2020	20,612	4,599	6,470	24	31,705

Amortization
At 1 January 2019	—	—	48	—	48

Amortization charge for the year	—	567	1,069	—	1,636
Exchange differences	—	(2)	(5)	—	(7)

At 31 December 2019	—	565	1,113	—	1,678

Amortization charge for the year	—	1,592	1,465	8	3,066
Disposals	—	—	—	—	—
Exchange differences	—	(79)	(164)	(1)	(245)

At 31 December 2020	—	2,078	2,413	8	4,499

Net book value

At 31 December 2020	20,612	2,521	4,057	16	27,207

At 31 December 2019	21,348	4,206	5,510	20	31,083

Other intangible assets mainly include industrial rights.

Goodwill is tested for impairment on each balance sheet date and at least once a year. A test is also performed if circumstances indicate that the value may be impaired (‘triggering event’).

As of 31 December 2020, Adjust prepared the annual impairment test. This impairment test used updated cash flow projections from financial budgets approved by senior management, covering a three-year detailed planning period and the third year as a basis for terminal value calculation. Adjust determines for impairment test purposes the value in use and if the value in use is lower than the carrying amount of the group of cash generating units, the fair value less costs of disposal of the cash generating units is determined.

Due to the measurement of the value in use by using the DCF method, not observable input factors were considered. Not observable input factors relate to determination of WACC, estimation of revenues development, estimation of gross profit development, as well as estimation on market share and growth rate. Management derived its assumptions for the cash flow projections in relation to revenue forecasts, gross profit margins, and the development of market shares, and growth rates on past experiences based on the proven track record for the growing ‘Attribution’

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020 business and the market expectations in context with mobile / app marketing campaigns. This involved analyzing market data relating to market potential and needs weighting the uncertainties from competitors in the still growing start-up area as well as estimations in context with the existing advantage with the ‘Attribution’ solution. Furthermore, cost developments especially regarding labor costs (e.g. R&D, Marketing, head office functions), hardware costs and other fix costs (e.g. leasing) are going to influence the free cash flow development. For the cash flow projections, a 18.24 % discount rate pre-tax, determined on the basis of a WACC model, was used for the impairment test. Due to the “start-up” character in business the growth rate in the perpetual annuity was set at 2.0 % for the annual impairment test as of 31 December 2020 (as in the prior year).

Sensitivity to changes in assumptions

The cash flow projections assume high revenue growth, based on the expectations from the market potential. Based on a relatively stable gross margin and simultaneously anticipating a reduction in the proportion of fixed costs (‘fixed cost digression’) the Company assumed a strong free cash flow development. Currently the Company do not see a realistic scenario where the increase in WACC or a decrease in free cash flow compared to the projected free cash flow would lead to an impairment loss for the group of cash-generating units.

12. Income taxes

(in EUR, thousands)	2020	2019
Current income taxes	(377)	(75)
Deferred income taxes	(63)	621

Total	(440)	546

The reconciliation of expected income tax benefit/(expense) to actual income tax benefit/(expense) is as follow:

(in EUR, thousands)	2020	2019
Loss before tax	(80,058)	(42,053)

Expected income tax income/(expenses) 30.175%	24,157	12,689

Difference due to different tax rates	(101)	(78)
Non-recognition of tax loss carryforwards	(4,133)	(1,811)
Non-recognition of interest carryforwards	(934)	—
Non-deductible differences regarding share-based compensation	(18,690)	(10,261)
Other tax-exempt income and non-deductible operating expenses	(739)	7

Actual income tax income/(expense)	(440)	546

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

Deferred tax assets

(in EUR, thousands)	31 December 2020	31 December 2019
Lease liabilities	11,885	13,952
Tax loss carryforwards	1,103	1,036
Intangible assets	503	137
Other	5	2

Total deferred tax assets	13,496	15,127

Netting with deferred tax liabilities	(12,957)	(14,315)

Net deferred tax assets	539	812

Deferred tax liabilities

(in EUR, thousands)	31 December 2020	31 December 2019
Right-of-use assets	11,295	13,284
Intangible assets	919	1,247
FX gains loans	749	—

Total deferred tax liabilities	12,963	14,531

Netting against deferred tax assets	(12,957)	(14,315)

Net deferred tax liabilities	6	216

As of 31 December 2020, there is no income tax asset (31 December 2019: EUR 1,113 thousand) and income tax payable amounting to EUR 137 thousand (31 December 2019: EUR 25 thousand).

Not recognized deferred tax assets

(in EUR, thousands)	2020		2019
	Base amount of Interest and tax loss carryforwards	Deferred tax assets not recognized for Interest and tax loss carryforwards	Base amount of Interest and tax loss carryforwards	Deferred tax assets not recognized for Interest and tax loss carryforwards
Interest carryforwards	3,094	934	—	—
Tax loss carryforwards	23,810	5,557	11,687	1,828

Tax loss carryforwards mainly exist in Germany and USA and can be carried forward for an unlimited period.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

13. Trade receivables

Trade receivables result from contracts with customers.

(in EUR, thousands)	2020	2019
Total trade receivables	15,348	12,385
Allowance for expected credit losses	(3,670)	(2,405)

Total trade receivables, net	11,678	9,980

The following summarizes the movement in the allowances for doubtful accounts receivable:

(in EUR, thousands)	2020	2019
As per 1 January	2,405	1,558
Charged to the income statement	1,364	901
Amounts used	(82)	—
Unused amounts reversed	—	(54)
Exchange rate differences	(17)	—

At 31 December	3,670	2,405

The loss allowance for trade receivables as at 31 December 2020 and 2019 was determined as follows:

(in EUR, thousands)	Current	30-60 days overdue	61-90 days overdue	More than 90days overdue	Total
31 December 2020	9,599	1,614	216	249	11,678
Expected loss rate (in %)	2.55%	10.00%	25.00%	92.72%	—
Gross carrying amount trade receivables	9,850	1,793	288	3,417	15,348

Loss allowance	251	179	72	3,168	3,670

(in EUR, thousands)	Current	30-60 days overdue	61-90 days overdue	More than 90days overdue	Total
31 December 2019	8,701	966	170	143	9,980
Expected loss rate (in %)	3.59%	10.00%	25.00%	93.04%
Gross carrying amount trade receivables	9,024	1,074	227	2,060	12,385

Loss allowance	324	107	57	1,917	2,405

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

14. Cash and short-term deposits

For the purpose of the statement of cash flows, cash and short-term deposits comprise the following at 31 December:

(in EUR, thousands)	2020	2019
Cash at banks and on hand	12,287	14,300
Short-term deposits	85	85

Total	12,372	14,385

15. Other current assets and other non-current assets

2020 (in EUR, thousands)	Other current assets	Other non-current assets
Other financial assets
Security deposits	669	1,362
Receivables against related parties	904	—
Other	255	—

Total other financial assets	1,828	1,362

Other non-financial assets
Prepaid expenses	2,098	—
VAT receivables / prepayments	705	—
Other	452	—
Total other non-financial assets	3,255	—

Total	5,083	1,362

2019 (in EUR, thousands)	Other current assets	Other non-current assets
Other financial assets
Security deposits	864	1,629
Other	216	—

Total other financial assets	1,081	1,629

Other non-financial assets
Prepaid expenses	1,808	—
Claw-back asset	990	—
VAT receivables / prepayments	1,337	—
Other	632	—
Total other non-financial assets	4,767	—

Total	5,848	1,629

The management does not expect any credit losses from the other financial assets.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

16. Financial instruments and risk management

In 2020 and 2019, all financial assets and financial liabilities have been accounted for at amortized cost. The following table provides a comparison, by class, of the carrying amounts and fair values of the Company’s financial instruments, other than lease liabilities and those with carrying amounts that are reasonable approximations of fair values:

(in EUR, thousands)	31 December 2020		31 December 2019
	Carrying	Fair	Carrying	Fair
	amount	Value	amount	Value
Assets
Non-current financial assets
Security deposits	1,362	1,362	1,629	1,629

Total non-current financial assets	1,362	1,362	1,629	1,629

Liabilities
Non-current financial liabilities
Interest-bearing loans and borrowings	32,597	32,597	25,096	25,096

Total non-current financial liabilities	32,597	32,597	25,096	25,096

Management assessed that the fair values of cash and short-term deposits, trade receivables, trade payables and other current financial assets and other current financial liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments. The following methods and assumptions were used to estimate the fair values (Level 2):

•	Long-term security deposits are evaluated by the Company based on interest rates and creditworthiness of the secured party.

•

The fair values of the Company’s interest-bearing loans and borrowings are determined by using the DCF method using discount rate that reflects the issuer’s borrowing rate as at the end of the reporting period.

Adjust is exposed to market risk, credit risk and liquidity risk. The Company’s senior management oversees the management of these risks.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Relevant types of market risk for Adjust are interest rate risk, which affects interest-bearing loans and borrowings, and foreign currency risk, which affects interest-bearing loans and borrowings as well as (intragroup) trade receivables, trade payables, intercompany loans and lease liabilities.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s exposure to the risk of changes in market interest rates relates primarily to the Company’s interest-bearing loans and borrowings with floating interest rates. The following table demonstrates the sensitivity to a reasonably possible change in interest rates on that portion of loans and borrowings affected. With all other variables held constant, the Company’s profit before tax is affected through the impact on floating rate borrowings, as follows:

31 December 2020	Floating interest rate basis	Increase/decrease in basis points
(in EUR, thousands)		+25	-25
Effect on profit before tax	LIBOR	(81)	81

31 December 2019	Floating interest rate basis	Increase/decrease in basis points
(in EUR, thousands)		+25	-25
Effect on profit before tax	Prime rate (as published in the Wall Street Journal)	(62)	—

Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. The following tables demonstrate the sensitivity to a reasonably possible change in USD and JPY exchange rates, with all other variables held constant. The impact on the Company’s profit before tax is due to changes in the fair value of monetary assets and liabilities. The Company’s exposure to foreign currency changes for all other currencies is not material.

31 December 2020 (in EUR, thousands)					Change in foreign exchange rate
	Exposure	Currency	Exchange	EUR Value	+10%	-10%
			rate
Net-Liability	39,847	USD	1.2271	32,474	2,952	(3,608)

Net-Asset	982,983	JPY	126.49	7,771	(706)	863

31 December 2019 (in EUR, thousands)					Change in foreign exchange rate
	Exposure	Currency	Exchange	EUR Value	+10%	-10%
			rate
Net-Liability	28,463	USD	1.1234	25,336	2,303	(2,815)

Net-Liability	17,296	JPY	121.94	142	13	(16)

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

Credit risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risk from its operating activities (primarily trade receivables) and its long-term security deposits. The Company’s maximum exposure to credit risk at 31 December 2020 and 2019 are the carrying amounts. There are no significant risk concentrations.

Liquidity risk

Liquidity risk is the risk that Adjust will not meet its obligations under a financial liability when it is due. The table below summarizes the maturity profile of the Group’s financial liabilities based on contractual undiscounted payments:

(in EUR, thousands)	Less than one year	1 < 2 years	2 < 3 years	3 and more years	Total
31 December 2020
Interest-bearing loans and borrowings	1,654	1,654	34,252	.	37,560
Lease liabilities	20,050	14,586	6,463	1,198	42,297
Trade payables	1,070	—	—	—	1,070

Other financial liabilities	1,297	34	—	—	1,331

(in EUR, thousands)	Less than one year	1 < 2 years	2 < 3 years	3 and more years	Total
31 December 2019
Interest-bearing loans and borrowings	2,625	25,942	2,338	—	30,904
Lease liabilities	16,902	16,311	11,178	5,840	50,231
Trade payables	1,509	—	—	—	1,509

Other financial liabilities	2,154	—	—	—	2,154

17. Issued capital and reserves

As of the reporting date, the issued capital (fully paid-in) amounts to EUR 95,079 divided into 95,079 shares (until 22 November 2019: EUR 87,164 divided into 87,164 shares). Treasury shares are held in an amount of EUR 348 divided into 348 shares (prior year: EUR 348 divided into 348 shares).

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

In July 2019, Adjust increased its capital by issuing 9,790 new shares. Furthermore, in November 2019 Adjust increased its capital by issuing another 7,915 new shares. Due to this, the issued capital increased from EUR 77,374 to EUR 95,079. Other capital reserves increased by EUR 21,151 thousand due to the capital increase (cash paid for distributions amounting to EUR 17,514 thousand and cash received from capital injections amounting to EUR 38,683 thousand). In addition, EUR 949 thousand of directly attributable transaction cost have been recognized directly in equity so the net increase in other capital reserves was EUR 20,202 thousand. Further changes in capital reserve are due to share-based payments (Note 24).

Other components of equity solely consist of cumulative translation adjustments from exchange differences on translation of foreign operations.

18. Capital management

The primary objective of the Group’s capital management is to maximize the value of the Group through revenue growth and efficient use of capital. The Group has historically grown through a highly capital efficient strategy. Since its funding, the Group raised approx. EUR 36 Million in primary equity funding (Other capital reserves excluding share-based payments) and achieved EUR 90 Million annual recurring revenue in 2020.

Capital is managed such that organic and inorganic investments are maximized mostly through the use of operating cash flow and long-term debt issuance. 2020 loss for the year is driven by investments in our workforce and share-based payment expenses to drive revenue growth in future periods and to increase the Groups earnings potential. The Group monitors its operating cash flow, consolidated adjusted EBITDA and cash balance to maintain a sufficient level of liquidity. As of the end of the fiscal year, the current net liquidity is as follows:

(in EUR, thousands)	2020	2019
Cash and short-term deposits	12,372	14,385
Trade payables and other current financial liabilities	(2,536)	(3,776)

Current net liquidity	9,836	10,609

The loan agreement (SVB Term Loan) is tied to compliance with a financial covenant that refers to consolidated quarterly adjusted Last Twelve Month EBITDA (earnings before interest, taxes, depreciation and amortization) thresholds as defined in the Senior Financing Agreement. In 2020 the financing conditions were met at all times. In the event of breach, the Group’s shareholders can cure the breach through an equity injection. Otherwise, SVB is authorized to terminate the loan. There are no indications that the covenant cannot be fully complied with in the foreseeable future.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

19. Provisions

(in EUR, thousands)	Provisions for personnel expenses	Other provisions	Total
At 1 January 2019	6,003	361	6,364
Arising during the year	3,312	1,941	5,253
Utilized	(6,012)	(1,546)	(7,559)
Unused amounts reversed	(97)	(146)	(243)
Exchange differences	10	3	13

At 31 December 2019	3,216	612	3,828

Current	3,216	612	3,828
Non-current	—	—	—

At 1 January 2020	3,216	612	3,828

Arising during the year	3,619	5,076	8,695
Utilized	(3,353)	(2,826)	(6,179)
Unused amounts reversed	—	(1)	(1)
Exchange differences	(114)	(10)	(123)

At 31 December 2020	3,369	2,852	6,221

Current	3,369	2,852	6,221
Non-current	—	—	—

20. Interest-bearing loans and borrowings

(in EUR, thousands)	2020	2019
Current interest-bearing loans and borrowings	721	—
Non-current interest-bearing loans and borrowings	32,597	25,096

Total interest-bearing loans and borrowings	33,319	25,096

In 2019, Adjust entered into a loan agreement with Triplepoint Venture Growth BDC Corp (“TriplePoint”). The agreement covered three facilities with an overall volume of USD 35 million. The principal amount drawn as of 31 December 2019 amounted to USD 28 million.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

In all facilities, interest rate per annum consists of a cash interest and a PIK interest component. The cash interest rate is based on prime rate (as published in the Wall Street Journal but not less than 5.25%) plus a margin of 4.75%. The PIK interest rate is 2.50%.

In 2020, Adjust entered into a multicurrency revolving facility agreement with Silicon Valley Bank (“SVB”) consisting of two tranches with an overall volume of USD 50 million. The facility was used to repay the TriplePoint loans. The principal amount drawn as of 31 December 2020 amounted to USD 40 million.

The rate of interest per annum on each SVB loan is based on LIBOR or, in relation to any loan in euro, EURIBOR plus a margin of 4.75%. If LIBOR or, in relation to any loan in euro, EURIBOR is less than zero, the rate shall be deemed to be zero.

21. Trade payables

Trade payables amounts to EUR 1,070 thousand (31 December 2019: EUR 1,509 thousand).

22. Other current liabilities

(in EUR, thousands)	2020 Other current liabilities	2019 Other current liabilities
Other financial liabilities		—
Refund Liabilities	406	318
Contingent consideration	—	1,315
Employee payables	135	113
Other	925	521

Total other financial liabilities	1,466	2,267

Other non-financial liabilities
Contract liabilities	5,140	1,114
Wage tax and social security liabilities	896	430
Other	1,462	1,087
Total other non-financial liabilities	7,498	2,631

Total	8,964	4,898

23. Leases

Adjust mainly leases buildings and IT equipment both with non-cancellable lease term of 2-3 years. The IT equipment mainly consists of hardware and sever leases and will renew automatically for the additional prolongation period based on contract clauses if neither party terminates the lease. At inception date, this automatic renewal option is not reasonably certain as the market is changing constantly and it cannot be seen as reasonably certain that the lease will continue. Changes in assessing whether options will become reasonably certain to be exercised are tracked on a regular basis. Other leases mainly consist of vehicles. In general, all lease contracts are signed in the respective entities functional currency except for some IT equipment leases in Germany which are signed in USD.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

Set out below are the carrying amounts of right-of-use assets recognized and the movements during the period:

(in EUR, thousands)	Buildings	IT-Equipment	Other	Sum
As at 1 January 2019	5,822	24,853	194	30,870

Additions	3,939	20,887	184	25,011
Depreciation expense	(1,947)	(9,102)	(129)	(11.178)
Exchange differences	(17)	—	—	(17)

As at 31 December 2019	7,798	36,638	249	44,686

Additions	419	9,465	137	10,022
Depreciation expense	(2,730)	(14,047)	(167)	(16,944)
Exchange differences	(99)	—	—	(99)

As at 31 December 2020	5,388	32,057	219	37,664

Set out below are the lease liabilities, the movements and interests and payments during the period:

(in EUR, thousands)	2020	2019
As at 1 January	46,911	32,209

Additions	10,022	25,011
Interest expense	2,149	1,851
Payments	(18,696)	(12,207)
Exchange differences	(759)	47

As at 31 December	39,627	46,911

Current	18,430	15,018
Non-current	21,198	31,894

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

The Lease Liability at the date of initial recognition was calculated using an average IBR of 5%.

(in EUR, thousands)	2020	2019
Depreciation expense of right-of-use assets	16,944	11,178
Interest expense on lease liabilities	2,149	1,851
Expense relating to short-term leases	531	381
Expense relating to leases of low-value assets	31	—

Total amount recognized in profit or loss	19,655	13,410

As of 31 December 2020, the Company signed new lease contracts which will lead to a future cash outflow of EUR 5,089 thousand (31 December 2019: EUR 10,744 thousand).

24. Share based payments

Virtual Share Option Plan (VSOP)

The Virtual Share Option Plan was introduced in FY 2012. The options were granted for no consideration and the program is classified as cash-settled plan. The VSOP contains two conditions: a four-year vesting period and an exercise event, which is considered a sale of at least 75 % sale of the company’s assets (asset sale) or a sale of at least 75 % of all of the shares (trade sale) in the Company or the occurrence of an Initial Public Offering (IPO) and the subsequent expiration of any and all transfer restrictions (Lock-up period). If these conditions are met, the VSOP holder can exercise the options and is entitled to a cash payment. The cash payment shall be the number of Virtual Share Options multiplied by the calculated value of the proceeds per common share. The value per Virtual Share Option shall be determined as follows:

•	in the case of a trade sale such value shall be determined on the basis of the average actual proceeds per common share in connection with the trade Sale

•	in the case of an asset sale such value shall be determined on the basis of the actual or calculated liquidation proceeds per common Share after the completion of the asset Sale

•	in the case of an IPO such value shall be determined on the basis of the average of the three daily closing prices for the common shares following the lock-up Period.

New Management Shares (NMS)

The fair value of share options granted is estimated at the date of grant using a Monte-Carlo simulation model, taking into account the terms and conditions on which the New Management Shares were granted. If 50 % or more of the shares of the company are sold, the NMS are entitled to the sales proceeds if the hurdle price of EUR 4.065 for each share is exceeded and then subsequent to the satisfaction of the Series E shareholders and the Preferred Common Stock owners. The NMS contain a liquidation preference that might result in a disproportional participation if certain sale proceeds hurdles are satisfied.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

Other programs

In the course of the acquisition of Unbotify Ltd. in FY 2019, a share incentive plan (hereafter referred to a “ESOP”) was introduced, which is not material. The ESOP is treated similar to the VSOP.

The acquisition of Acquired IO in FY 2018 contained an earn-out arrangement based on VSOP with an earn-out period of 24 months. Also, the consideration for acquiring Aquired IO was partly paid with shares of the company, which are subject to an 18-month claw-back period.

Valuation and Recognition

The expense recognized for employee services received during the year is shown in the following table:

(in EUR, thousands)	2020	2019
Expense from equity-settled share-based payment transactions	9,107	4,593
Expense arising from cash-settled share-based payment transactions	51,842	27,433
Expenses arising from other programs	990	1,980

Total expense arising from share-based payment transactions	61,939	34,006

The NMS, VSOP and ESOP plan terms provide for an accelerated vesting in case of trade sale of an exercise event. Due to the high likelihood of the current trade sale offer, all outstanding NMS and ESOP / VSOP where set to an accelerated vesting status, resulting in a full recognition of expense and the relating liabilities as of 31 December 2020.

New Management Shares (NMS)

The New Management Shares plan is classified as an equity-settled plan. Therefore, the fair value of NMS must be determined at the grant date and distributed over the total 48 months vesting period, also reflecting the respective monthly vesting. For the 2019 grant this was applied accordingly. Due to the acceleration of the vesting the entire fair value was recognized as of 31 December 2020.

Virtual Share Option Program (VSOP) and ESOP

The VSOP / ESOP plans are classified as cash-settled share-based compensation. Therefore, the fair market value has to be determined and the relating expenses and liabilities determined at each accounting date. As in FY 2019 an exercise event is likely to occur, the fair value as of 31 December 2019 must be determined and the respective expenses and liabilities for vested VSOP should be booked. In 2020, the full value of the VSOP / ESOP based on the current trade sale offer of USD 940 million is recognized in the financial statements.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

No cancellations and modifications of awards occurred in 2020 or 2019.

The carrying amount of the liability relating to the VSOP/ ESOP amounts to EUR 79,275 thousand (2019: EUR 27,433).

Movements during the year

The following table illustrates the number and movements in the share-based compensation plans during the year.

	2020 Number VSOP	2019 Number VSOP	2020 Number ESOP	2020 Number NMS	2019 Number NMS
Outstanding 1 January	9,116	8,275	—	7,519	—
Granted during the year	1,261	841	170	396	7,519
Forfeited during the year	—	—	—	—	—
Exercised during the year	—	—	—	—	—
Outstanding at 31 December	10,377	9,116	170	7,915	7,519
Exercisable at 31 December	—	—	—	—	—

The exercise prices for VSOP as of 31 December 2020 was EUR 0 (2019: EUR 0). The exercise price of the NMS was EUR 1.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

The following table lists the input parameters to the Monte Carlo model used for the 396 NMS granted to Kathryn Hutchinson Madding and William Kiriakis in 2020:

Parameter	2020
Company value	TEUR 785,809	Expected trade sale at USD 940 million equity value, in EUR with an USD/EUR exchange rate of 1.19622
Expected remaining plan term	0.08 years	Remaining period until 31 December 2020 as accelerated vesting date due to the expected trade sale
Risk-free rate	0.08%	U.S. Daily Treasury Yield Curve Rates according to the remaining plan term
Expected volatility	43%	Median of a competitor / software companies peer group historic volatility over two years
Valuation Model	Monte Carlo

The fair value of one NMS at the 2020 grant was EUR 3,757.42.

The following table lists the input parameters to the Monte Carlo model used for the 7,519 NMS granted to Christian Henschel, Paul Müller, Mirko Deneke and Shawn Bonham (or their holding vehicles) in 2019:

Parameter	2019
Company value	TEUR 380,000	Equity value applied in the Series E shares financing round
Expected remaining plan term	4 years	Mid-point of an expected investment period of private equity or later stage venture capital firms between 3 and 5 years
Risk-free rate	1.77%	U.S. Daily Treasury Yield Curve Rates according to the remaining plan term
Expected volatility	44%	Median of a competitor / software companies peer group volatility over 4 years
Valuation Model	Monte Carlo

The fair value of one NMS at the 2019 grant was EUR 1,624.17.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

The following table lists the input parameters to the Monte Carlo model used for VSOP as of 31 December 2019:

Parameter	2019
Company value	TEUR 380,000	Equity value applied in the Series E shares financing round
Expected remaining plan term	3.5 years	Remaining period until 30 June 2023 (expected trade sale)
Risk-free rate	1.64%	U.S. Daily Treasury Yield Curve Rates according to the remaining plan term
Expected volatility	44%	Median of a competitor / software companies peer group volatility over 4 years
Valuation Model	Monte Carlo

The fair value of one VSOP as of 31 December 2019 was EUR 3,620.61.

The pay-out of one VSOP / ESOP matches the pay-out of one common share, resulting a fair value of EUR 7,577.17 per VSOP / ESOP as of 31 December 2020.

25. Related party transactions

Other current financial assets include a receivable against the shareholders for reimbursement of transaction costs regarding the sale of the company (Note 29) amounting to EUR 905 thousand (31 December 2019: EUR 0).

The table below summarizes the key management personnel compensation in the years 2020 and 2019:

(in EUR, thousands)	Year 2020	Year 2019
Short-term employee benefits	3,110	1,895
Share-based payment	9,107	4,593

Total	12,217	6,488

The short-term employee benefits include salary and bonuses.

26. Cash flow

The statement of cash flow reports cash flows during the period classified by operating, investing and financing activities. Adjust presents its cash flows using the indirect method.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

The table below summarizes the changes in the carrying amounts of interest-bearing loans and borrowings in the years 2020 and 2019:

(in EUR, thousands)	TriplePoint Facility	SVB Facility	Total
As of January 1, 2020	25,096	—	25,096
Cash flow from financing activities	(25,557)	34,077	8,520
Proceeds from taking out loans	—	34,077	34,077
Payments for the redemption of loans	(25,557)	—	(25,557)
Total cash-effective change	(25,557)	34,077	8,520
Exchange rate changes	(1,003)	(1,480)	(2,483)
Other non-cash-effective changes	1,464	721	2,186

As of December 31, 2020	—	33,319	33,319

(in EUR, thousands)	TriplePoint Facility	SVB Facility	Total
As of January 1, 2019	—	—	—
Cash flow from financing activities	23,644	—	23,644
Proceeds from taking out loans	23,644	—	23,644
Payments for the redemption of loans	—	—	—
Total cash-effective change	23,644	—	23,644
Exchange rate changes	432	—	432
Other non-cash-effective changes	1,020	—	1,020

As of December 31, 2019	25,096	—	25,096

The amount of undrawing borrowing facilities available for the future operating activities amounts to USD 10 million as of 31 December 2020.

27. Commitments and contingencies

As of 31 December 2020 (31 December 2019), the company has no unrecognized commitments other than from leasing (Note 23).

28. Standards issued but not yet effective

The new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Company’s financial statements are disclosed below. The Company intends to adopt these new and amended standards and interpretations, if applicable, when they become effective.

adjust GmbH Berlin

Consolidated Financial Statements for the Financial Year from 1 January 2020 to 31 December 2020

IASB documents	IASB Effective date
IFRS STANDARDS AND INTERPRETATIONS
IFRS 17 Insurance Contracts (issued on 18 May 2017); including Amendments to IFRS 17 (issued on 25 June 2020)	01/01/2023
AMENDMENTS

Amendments to IAS 1 Presentation of Financial Statements: Classification of Liabilities as Current or Non-current and Classification of Liabilities as Current or Non-current - Deferral of Effective Date (issued on 23 January 2020 and 15 July 2020 respectively)

01/01/2023

Amendments to

• IFRS 3 Business Combinations;

• IAS 16 Property, Plant and Equipment;

• IAS 37 Provisions, Contingent Liabilities and Contingent Assets

• Annual Improvements 2018-2020 (All issued 14 May 2020)

01/01/2022
Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 Interest Rate Benchmark Reform – Phase 2 (issued on 27 August 2020)	01/01/2021

Adjust does not expect a material impact from the adoption of new and amended standards and interpretations.

29. Events after the reporting period

On 2 February 2021 the shareholders of Adjust signed a sale and purchase agreement regarding 100% of the shares of Adjust with the mobile apps company AppLovin Corp. Upon closing AppLovin Corp. will be the sole shareholder of Adjust. Adjust will remain an independent company within the AppLovin Corp.

15 February 2021

The Management Board

/s/ Paul Müller	/s/ Christian Henschel
Paul Müller	Christian Henschel